Filed Pursuant to Rule 433
Dated April 18, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	April 18, 2007
Settlement Date (Original Issue Date):	April 30, 2007
Maturity Date:	December 10, 2014
Principal Amount in Specified Currency:	NZD 500,000,000
Equivalent Principal Amount in U.S. Dollars:	US$ 372,350,000 (based on the exchange rate of US$ 1.00 = NZD 0.7447)
Price to Public (Issue Price):	99.343%
Agents Commission:	0.20%
All-in Price:	99.143%
Accrued Interest:	N/A
Net Proceeds to Issuer:	NZD 495,715,000
Benchmark Government Bond:	NZGB 6% 15th April 2015
Benchmark Government Bond Yield:	6.323%
Spread to Benchmark Government Bond:	Plus 142 basis points
Re-Offer Yield:	7.743% (semi-annual)
Interest Rate per Annum:	7.625%
Interest Payment Dates:	Semi-Annually on June 10 and December 10 of each year, commencing June 10, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated April 18, 2007
Registration Statement: No. 333-132807

Day Count Convention:	Actual/Actual ICMA, Unadjusted
Denominations:	Minimum of NZD 5,000 with increments of NZD 5,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
Business Days:	London, New York, Auckland and Wellington
Business Day Convention:	Following Business Day
Application for Listing:

Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchange Gilt Edged and Fixed Interest Market with effect on or after April 30, 2007

Clearance and Settlement:	Euroclear and Clearstream, Luxembourg
CUSIP:	N/A
ISIN:	XS0297663477
Common Code:	029766347

Plan of Distribution:

The Notes are being purchased by The Toronto-Dominion Bank (the "Underwriter"), as principal, at 99.343% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated April 18, 2007
Registration Statement: No. 333-132807

Additional Information:

Calculation of Interest

Each Note will bear interest at the Interest Rate Per Annum. Interest on the Notes will be calculated by applying the Interest Rate Per Annum to the principal amount of the Notes, multiplying such sum by the Applicable Day Count Fraction, and rounding the resultant figure to the nearest cent, half a cent being rounded upwards.

"Actual/Actual (ICMA)" means, where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the "Calculation Period") is equal to or shorter than the Determination Period (as defined below) during which the Calculation Period ends, the number of days in such Calculation Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year.

"Determination Dates" mean April 10 and December 10 in each year.

"Determination Period" means the period from (and including) a Determination Date to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

"Interest Commencement Date" means the Original Issue Date.

General

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Filed Pursuant to Rule 433
Dated April 18, 2007
Registration Statement: No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling The Toronto-Dominion Bank at +44-20-7628-2262 or Investor Communications of the Issuer at 1-203-357-3950.